Exhibit (d) (46)

AMENDMENT, dated as of October 17, 2012 (this “Amendment”), by THE GOLDMAN SACHS GROUP, INC., a Delaware corporation (together with its successors and assigns, the “Corporation”), to each Replacement Capital Covenant, dated as of May 15, 2007 (each, a “Replacement Capital Covenant” and, collectively, the “Replacement Capital Covenants”), entered into by the Corporation, in favor of and for the benefit of each Covered Debtholder (as defined in each Replacement Capital Covenant).

Recitals

A. The Corporation entered into the Replacement Capital Covenants in connection with its issuance of junior subordinated notes to Goldman Sachs Capital II and Goldman Sachs Capital III and the issuance of securities by Goldman Sachs Capital II and Goldman Sachs Capital III.

B. Pursuant to Section 4(b) of each Replacement Capital Covenant, the Corporation may amend such Replacement Capital Covenant without the consent of the Holders of the then-effective series of Covered Debt if such amendment is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Corporation delivers to such Holders a written certificate to that effect.

C. A written certificate of an officer of the Corporation certifying that this Amendment is not adverse to the Holders of the currently effective series of Covered Debt has been delivered.

NOW, THEREFORE, the Corporation hereby amends each Replacement Capital Covenant as follows:

SECTION 1. Definitions. (a) Capitalized terms used herein (including in the Recitals) and not otherwise amended or defined herein shall have the meanings set forth in the relevant Replacement Capital Covenant.

(b) The definition of the term “Eligible Debt”, as set forth in Schedule I to each Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following:

“Eligible Debt” means, at any time in respect of any issuer, each series of then outstanding long-term indebtedness for money borrowed of such issuer that (a) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks senior to the Junior Subordinated Notes, (b) has an outstanding principal amount of not less than $100,000,000, and (c) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

(c) The definitions of the terms “Measurement Date” and “Redesignation Date”, as set forth in Schedule I to each Replacement Capital Covenant, are hereby deleted and replaced in their entirety with the following definitions:

“Measurement Date” means October 17, 2012.

“Redesignation Date” means, as to the Covered Debt in effect at any time, the earlier of (a) the date that is two years prior to the final maturity date of such Covered Debt and (b) if the Corporation elects to redeem, or the Corporation or a Subsidiary of the Corporation elects to repurchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption or repurchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption or repurchase date.

(d) The definitions of the terms “Eligible Senior Debt” and “Eligible Subordinated Debt” as set forth in Schedule I to each Replacement Capital Covenant are hereby deleted.

(e) The definition of “Qualifying Capital Securities” in each Replacement Capital Covenant is amended by adding at the end of the phrase “in the determination of the Corporation’s Board of Directors reasonably construing the definitions and other terms of this Replacement Capital Covenant, meet one of the following criteria” the words “at the time the Corporation or any Subsidiary shall redeem or purchase the Securities”.

(f) The definition of “Qualifying Replacement Capital Covenant” in each Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following definition:

“Qualifying Replacement Capital Covenant” means a replacement capital covenant, as identified by the Corporation’s Board of Directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of this Replacement Capital Covenant, that is substantially similar either to this Replacement Capital Covenant or to a replacement capital covenant (i) entered into by another company that at the time it enters into such replacement capital covenant is a reporting company under the Securities Exchange Act and (ii) that restricts the related issuer and its subsidiaries from redeeming, repaying or purchasing identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within a specified period prior to the date the issuer gives notice of such redemption or repayment or the date of such purchase; provided that (a) the period specified by such Qualifying Replacement Capital Covenant may commence on any date on or after the Corporation enters into such Qualifying Replacement Capital Covenant and (b) a Qualifying Replacement Capital Covenant with respect to preferred stock may provide that it terminates at any time at least 10 years after the Stock Purchase Date.

SECTION 2. Amendment to Section 2. Section 2 of each Replacement Capital Covenant is hereby amended by replacing the words “the most recent Measurement Date (without double counting proceeds received prior to such Measurement Date)” in clauses (i) and (2) with the words “the Measurement Date (without counting any proceeds received more than once for purposes of the limitations set forth in this Section 2)” and deleting the words “since the most recent Measurement Date” from the phrase “in each case to Persons other than the Corporation and its Subsidiaries since the most recent Measurement Date” immediately following clause (ii).

SECTION 3. Redesignation of Covered Debt. Section 3(b) of each Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following:

(b) On or during the 30-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i) the Corporation shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii) the Corporation shall designate one of such series to be the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date; and

(iii) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (ii) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b).

SECTION 4. Termination, Amendment and Waiver. Clause (iii) of Section 4(a) of each Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following: “(iii) the date on which the Corporation has no series of outstanding Eligible Debt,”.

SECTION 5. Miscellaneous. (a) Except as expressly amended hereby, all of the provisions of each Replacement Capital Covenant shall continue in full force and effect.

(b) This Amendment shall be governed and construed in accordance with the laws of the State of New York.

(c) In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer, as of the day and year first above written.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Ellis J. Whipple
Name:	Ellis J. Whipple
Title:	Assistant Treasurer

[Signature Page to Amendment to Replacement Capital Covenants]